Exhibit 99

CONTACT:	Glen L. Ponczak (investors)	For Immediate Release
	414-524-2375	October 22, 2012

Fraser Engerman (media)
414-524-2733

Johnson Controls Provides Details of Q4 Restructuring Plans and Changes to Pension / Post-Retirement Accounting Policy

MILWAUKEE, WI. . .Oct. 22, 2012 . Johnson Controls, Inc. (NYSE: JCI) today announced details of its planned fourth quarter restructuring activities and the financial impact associated with adoption of a new pension / post-retirement benefits accounting policy. The company disclosed in July 2012 its intention to take additional restructuring actions in the fourth fiscal quarter and to adopt a new mark-to-market accounting method that recognizes pension / post-retirement actuarial and investment gains or losses in the fourth quarter of each fiscal year.

Restructuring actions

To better align its resources with its growth strategies, while reducing the cost structure of its global operations, Johnson Controls, Inc. said it plans to initiate restructuring activities which resulted in an estimated pre-tax charge of $225 to $275 million in its 2012 fourth quarter. The restructuring actions relate to cost reduction initiatives, including workforce reductions and plant consolidations, in the Company’s automotive experience, building efficiency and power solutions businesses.

The charge is comprised of employee-related costs of approximately $180 to $210 million, asset impairment charges of approximately $30 to $45 million and other miscellaneous costs of approximately $15 to $20 million. Future cash expenditures for these restructuring actions are expected to approximate $190 to $220 million. The restructuring actions are expected to be substantially completed by the end of fiscal 2014.

Also associated with the restructuring charge, the Company plans to record an increase to its tax valuation allowance of approximately $30 to $35 million. The increase in the valuation allowance is due to deferred tax assets within Power Solutions China which will no longer be realized as a result of discontinuing lead-processing operations from its Shanghai battery plant.

Pension / post-retirement accounting change

In the fourth quarter of fiscal 2012, Johnson Controls changed its accounting policy for recognizing pension and postretirement benefit expenses. The new mark-to-market accounting method recognizes pension / post-retirement actuarial and investment gains or losses in the fourth quarter of each fiscal year. The prior method amortized deferred actuarial gains or losses and smoothed asset returns over a number of years.

Johnson Controls said this change has no impact on future pension and postretirement funding or benefits paid to participants. The adoption of this new accounting policy will require retrospective revisions of current and prior year financial statements and the financial implications are currently under review. The fiscal 2012 fourth quarter net pre-tax mark-to-market adjustment is expected to be approximately $425 to $475 million due to the significant decline in year-over-year discount rates.

FORWARD-LOOKING STATEMENT

Johnson Controls, Inc. has made forward-looking statements in this document pertaining to its financial results for fiscal 2012 and beyond that are based on preliminary data and are subject to risks and uncertainties. All statements, other than statements of historical fact, are statements that are, or could be, deemed “forward-looking” statements and include terms such as “outlook,” “expectations,” “estimates” or “forecasts.” For those statements, the Company cautions that numerous important factors, such as automotive vehicle production levels, mix and schedules, energy and commodity prices, the strength of the U.S. or other economies, currency exchange rates, cancellation of or changes to commercial contracts, as well as other factors discussed in Item 1A of Part I of the Company’s most recent Form 10-k filing (filed November 22, 2011) could affect the Company’s actual results and could cause its actual consolidated results to differ materially from those expressed in any forward-looking statement made by the Company.

About Johnson Controls

Johnson Controls is a global diversified technology and industrial leader serving customers in more than 150 countries. Our 162,000 employees create quality products, services and solutions to optimize energy and operational efficiencies of buildings; lead-acid automotive batteries and advanced batteries for hybrid and electric vehicles; and interior systems for automobiles. Our commitment to sustainability dates back to our roots in 1885, with the invention of the first electric room thermostat. Through our growth strategies and by increasing market share we are committed to delivering value to shareholders and making our customers successful. In 2012, Corporate Responsibility Magazine recognized Johnson Controls as the #5 company in its annual “100 Best Corporate Citizens” list. For additional information, please visit http://www.johnsoncontrols.com.